EXHIBIT 99.1

	Media Relations 212 460 4111 (24 hours)	Consolidated Edison, Inc. 4 Irving Place New York, NY 10003 www.conEdison.com

FOR IMMEDIATE RELEASE		Contact:	Robert McGee
February 19, 2015			212-460-4111

CON EDISON REPORTS 2014 EARNINGS

NEW YORK - Consolidated Edison, Inc. (Con Edison) [NYSE: ED] today reported 2014 net income for common stock of $1,092 million or $3.73 a share compared with $1,062 million or $3.62 a share in 2013. Earnings from ongoing operations, which exclude the effects of the gain on sale of solar electric production projects, the lease in/lease out (LILO) transactions and the net mark-to-market effects of the competitive energy businesses (CEBs), were $1,140 million or $3.89 a share in 2014 compared with $1,112 million or $3.80 a share in 2013.

For the fourth quarter of 2014, net income for common stock was $81 million or $0.28 a share compared with $234 million or $0.80 a share in the fourth quarter of 2013. Earnings from ongoing operations for the fourth quarter of 2014, which exclude the effects of the LILO transactions and the net mark-to-market effects of the CEBs, were $171 million or $0.58 a share compared with $202 million or $0.69 a share in the fourth quarter of 2013.

“We are preparing our energy grid to adopt many new technologies and new ways of delivering power, including more customer-sited generation resources,” said John McAvoy, chairman and CEO of Con Edison. “This effort reinforces our commitment to the environment with our business operations, promoting renewable resources, oil-to-gas conversions, and new energy efficiency solutions for homes and businesses.”

The following table is a reconciliation of Con Edison’s reported earnings per share to earnings per share from ongoing operations and reported net income to earnings from ongoing operations for the three months and year ended December 31, 2014 and 2013.

	Three Months Ended				Year Ended
	Earnings per Share		Net Income (Millions of Dollars)		Earnings per Share		Net Income (Millions of Dollars)
	2014	2013	2014	2013	2014	2013	2014	2013
Reported earnings per share and net income for common stock– GAAP basis (basic)	$0.28	$0.80	$81	$234	$3.73	$3.62	$1,092	$1,062
Gain on sale of solar electric production projects (a)	—	—	—	—	(0.09)	—	(26)	—
LILO transactions (b)	0.02	—	8	—	—	0.32	1	95
Net mark-to-market effects of the CEBs (c)	0.28	(0.11)	82	(32)	0.25	(0.14)	73	(45)

Ongoing operations	$0.58	$0.69	$171	$202	$3.89	$3.80	$1,140	$1,112

(a)	After taxes of $19 million for the year ended December 31, 2014.
(b)	In 2013, a court disallowed tax losses claimed by Con Edison relating to Con Edison Development’s LILO transactions and the company subsequently terminated the transactions, resulting in a charge to earnings of $95 million (after taxes of $63 million). In 2014, adjustments were made to taxes and accrued interest.
(c)	After taxes of $61 million and $21 million for the three months ended December 31, 2014 and 2013 and $55 million and $30 million for the years ended December 31, 2014 and 2013, respectively.

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CON EDISON REPORTS 2014 EARNINGS	page 2

The company expects its earnings from ongoing operations for the year 2015 to be in the range of $3.80 to $4.00 per share. Earnings per share from ongoing operations exclude the net mark-to-market effects of the CEBs. The forecast reflects capital investments of $2,912 million, substantially all of which will be spent at the company’s regulated utilities. The company expects to meet its 2015 capital requirements, including for maturing securities, through internally-generated funds and the issuance of between $1,000 million and $1,500 million of long-term debt. The company does not expect to need to issue common equity in 2015 other than through its dividend reinvestment, employee stock purchase and long term incentive plans.

The results of operations for the three months and year ended December 31, 2014, as compared to the 2013 periods, reflect primarily changes in the rate plans of Con Edison’s utility subsidiaries and the weather impact on its steam delivery service. The rate plans provide for revenues to cover expected increases in certain operations and maintenance expenses and depreciation reflecting primarily the impact of higher utility plant balances. The results of operations also include the gain on sale of solar electric production projects, the impact of the LILO transactions and the net mark-to-market effects of the CEBs.

Operations and maintenance expenses for CECONY were higher in the 2014 periods primarily due to operating costs attributable to emergency response, the support and protection of company underground facilities to accommodate municipal projects, increases in healthcare costs, injuries and damages, and surcharges for assessments and fees that are collected in revenues.

The following table presents the estimated effect on earnings per share and net income for common stock for the 2014 periods compared to the 2013 periods, resulting from these and other major factors:

	Three Months Ended Variation 2014 vs. 2013		Year Ended Variation 2014 vs. 2013
	Earnings per Share	Net Income for Common Stock (Millions of Dollars)	Earnings per Share	Net Income for Common Stock (Millions of Dollars)
Consolidated Edison Company of New York, Inc. (CECONY) (a)

Changes in rate plans	$0.06	$17	$0.43	$125
Weather impact on steam revenues	(0.01)	(2)	0.03	10
Operations and maintenance expenses	(0.14)	(41)	(0.28)	(83)
Depreciation and amortization	(0.03)	(8)	(0.09)	(27)
Other	(0.01)	(2)	0.04	13

Total CECONY	(0.13)	(36)	0.13	38

Orange and Rockland Utilities, Inc. (O&R) (a)
Changes in rate plans	0.02	6	0.04	11
Operations and maintenance expenses	(0.01)	(3)	(0.03)	(10)
Other	—	(2)	(0.03)	(6)

Total O&R	0.01	1	(0.02)	(5)

CEBs
Revenues less energy costs	(0.38)	(112)	(0.34)	(100)
Net interest expense	—	1	0.29	86
Other	—	(1)	0.08	20

Total CEBs (b)	(0.38)	(112)	0.03	6

Other, including parent company expenses (c)	(0.02)	(6)	(0.03)	(9)

Total variations	$(0.52)	$(153)	$0.11	$30

(a)	Under the revenue decoupling mechanisms in Utilities’ New York electric and gas rate plans and the weather-normalization clause applicable to their gas businesses, revenues are generally not affected by changes in delivery volumes from levels assumed when rates were approved. Under the rate plans, pension and other postretirement costs and certain other costs are reconciled to amounts reflected in rates for such costs.
(b)	These variations include the gain on sale of solar electric production projects, the impact of the LILO transactions and the net mark-to-market effects shown in the table on page 1. In addition, the variations include a tax benefit in 2013 of $15 million or $0.05 a share resulting from the acceptance by the Internal Revenue Service of the company’s claim for a manufacturing tax deduction.
(c)	Variations for the three months and year ended December 31 reflect certain income tax benefits and related interest in the 2013 periods for Con Edison (parent company), $7 million or $0.02 a share and $16 million or $0.06 a share, respectively.

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CON EDISON REPORTS 2014 EARNINGS	page 3

The Company’s 2014 Annual Report on Form 10-K is being filed with the Securities and Exchange Commission. Consolidated income statements for 2014 and 2013 are attached to this press release. Additional information related to utility sales and revenues is available at www.conedison.com (select “Shareholder Services” and then select “Sales & Revenue Reports” under “Financial Reports”).

This press release contains forward-looking statements that reflect expectations and not facts. Actual results may differ materially from those expectations because of factors such as those identified in reports the company has filed with the Securities and Exchange Commission.

This press release also contains a financial measure, earnings from ongoing operations. This non-GAAP measure should not be considered as an alternative to net income, which is an indicator of operating performance determined in accordance with GAAP. Management uses this non-GAAP measure to facilitate the analysis of the company’s ongoing performance as compared to its internal budgets and previously reported financial results. Management believes that this non-GAAP measure also is useful and meaningful to investors.

Consolidated Edison, Inc. is one of the nation’s largest investor-owned energy companies, with approximately $13 billion in annual revenues and $44 billion in assets. The company provides a wide range of energy-related products and services to its customers through the following subsidiaries: Consolidated Edison Company of New York, Inc., a regulated utility providing electric, gas, and steam service in New York City and Westchester County, New York; Orange and Rockland Utilities, Inc., a regulated utility serving customers in a 1,350 square mile area in southeastern New York state and adjacent sections of northern New Jersey and northeastern Pennsylvania; Consolidated Edison Solutions, Inc., a retail energy supply and services company; Consolidated Edison Energy, Inc., a wholesale energy services company; and Consolidated Edison Development, Inc., a company that develops, owns and operates renewable and energy infrastructure projects.

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Attachment

CONSOLIDATED EDISON, INC.

CONSOLIDATED INCOME STATEMENT

	For the Three Months		For the Years
	Ended December 31,		Ended December 31,
	2014	2013	2014	2013
	(Unaudited)
	(Millions of Dollars/Except Share Data)
OPERATING REVENUES
Electric	$1,956	$1,957	$9,114	$8,756
Gas	420	488	1,933	1,821
Steam	143	161	628	683
Non-utility	310	262	1,244	1,094

TOTAL OPERATING REVENUES	2,829	2,868	12,919	12,354

OPERATING EXPENSES
Purchased power	797	677	3,417	3,099
Fuel	54	60	285	320
Gas purchased for resale	184	192	811	635
Other operations and maintenance	811	737	3,294	3,137
Depreciation and amortization	275	261	1,071	1,024
Taxes, other than income taxes	458	464	1,877	1,895

TOTAL OPERATING EXPENSES	2,579	2,391	10,755	10,110

Gain on sale of solar electric production projects	—	—	45	—

OPERATING INCOME	250	477	2,209	2,244

OTHER INCOME (DEDUCTIONS)
Investment and other income	1	5	54	24
Allowance for equity funds used during construction	(2)	2	2	4
Other deductions	(3)	(2)	(14)	(15)

TOTAL OTHER INCOME (DEDUCTIONS)	(4)	5	42	13

INCOME BEFORE INTEREST AND INCOME TAX EXPENSE	246	482	2,251	2,257

INTEREST EXPENSE
Interest on long-term debt	149	145	587	578
Other interest	6	—	5	143
Allowance for borrowed funds used during construction	1	(1)	(1)	(2)

NET INTEREST EXPENSE	156	144	591	719

INCOME BEFORE INCOME TAX EXPENSE	90	338	1,660	1,538
INCOME TAX EXPENSE	9	104	568	476

NET INCOME FOR COMMON STOCK	$81	$234	$1,092	$1,062

Net income for common stock per common share - basic	$0.28	$0.80	$3.73	$3.62

Net income for common stock per common share - diluted	$0.28	$0.79	$3.71	$3.61

AVERAGE NUMBER OF SHARES OUTSTANDING - BASIC (IN MILLIONS)	292.9	292.9	292.9	292.9

AVERAGE NUMBER OF SHARES OUTSTANDING - DILUTED (IN MILLIONS)	294.0	294.4	294.0	294.4